Exhibit 23.4

To:

Bend NovaTech Group Limited

No. 51 & 53,

Fu Hi Street,

Yuen Long, Hong Kong

2 September 2025

LETTER OF CONSENT

Dear Sirs,

We are engaged as the People’s Republic of China (for the purposes of this consent letter, excluding the Special Administrative Region of Hong Kong (“Hong Kong”), the Special Administrative Region of Macau and Taiwan Region) legal counsel to Bend NovaTech Group Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, and its operating entity based in Hong Kong in connection with the Company’s registration statement on Form F-1 filed with the United States Securities and Exchange Commission (the “SEC”), including all amendments or supplements thereto (the “Registration Statement”), under the U.S. Securities Act of 1933, as amended, relating to the public offering by the Company of its ordinary shares.

We hereby consent to the references to our name in such Registration Statement. Further, we hereby consent to the filing with the SEC of this consent letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Guangdong Kingbridge Law Firm
Guangdong Kingbridge Law Firm